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                                                             EXHIBIT 99

                   MONSANTO COMPANY AND SUBSIDIARIES

         COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLARS IN MILLIONS)

                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,                              YEAR ENDED DECEMBER 31,
                                       ----------------           ----------------------------------------------------------

                                       1994        1993           1993        1992           1991          1990         1989
                                       ----        ----           ----        ----           ----          ----         ----


Income from continuing operations
 before provision for income
 taxes...........................     $823          $651*        $729*        $(174)*        $354*         $716        $  954

Add

  Fixed charges..................      143           142          184           231           233           248           233

  Less capitalized interest......       (7)           (9)         (12)          (16)          (24)          (29)          (22)

  Dividends from affiliated
   companies.....................        2            -             5             5             5             6             7

Less equity income (add equity
 loss) of affiliated companies...      (11)          (16)         (20)           (1)           (3)           11            (1)
                                       ---         -----         ----         -----         -----          ----        ------

Income as adjusted...............     $950          $768         $886         $  45          $565          $952        $1,171
                                      ----          ----         ----         -----          ----          ----        ------

Fixed charges

  Interest expense...............     $104          $ 98         $129         $ 169          $166          $176        $  176

  Capitalized interest...........        7             9           12            16            24            29            22

  Portion of rents representative
   of interest factor............       32            35           43            46            43            43            35
                                      ----          ----         ----         -----          ----          ----        ------

Fixed charges....................     $143          $142         $184         $ 231          $233          $248        $  233
                                      ----          ----         ----         -----          ----          ----        ------

Ratio of earnings to fixed
 charges.........................     6.64          5.41         4.82          0.19          2.42          3.84          5.03
                                      ----          ----         ----          ----          ----          ----          ----

- -----

*Includes unusual gain of $35 million for the first nine months of 1993, restructuring expense and other unusual items of $(61) million, $699 million and $457 million for the full-year 1993, 1992 and 1991, respectively.

 Excluding this restructuring expense and other unusual items, the ratio of earnings to fixed charges would have been 5.16 for the nine months ended September 30, 1993 and 4.48, 3.22 and 4.39 for the full-year 1993, 1992 and 1991, respectively.
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